Exhibit 99.1

AMERICAN FINANCIAL GROUP IMPLEMENTS SUCCESSION PLAN

Cincinnati, Ohio - August 25, 2004 - Carl H. Lindner, Chairman of the Board and Chief Executive Officer of American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that Carl H. Lindner III and S. Craig Lindner will become the new Co-Chief Executive Officers of the Company, effective in January 2005.

"While I will remain Chairman and am in excellent health, I felt it very important that we have a succession plan. Carl and Craig, currently Co-Presidents, have been with the Company in various operating and leadership positions since the 1970's. Both have a deep understanding of our Company and a wealth of knowledge of the industry. They are committed to serving AFG's shareholders, employees and customers with integrity and energy. I am especially pleased that they share my passion and optimism for our business."

S. Craig Lindner, 49, has served as Co-President of AFG since 1996 and is also President and a director of Great American Financial Resources, Inc., an 82%-owned subsidiary, and American Money Management Corporation, a subsidiary that provides investment services to the Company and its affiliates.

Carl H. Lindner III, 51, has served as Co-President of AFG since 1996 and is also President of Great American Insurance Company. He has been primarily responsible for the Company's property and casualty insurance operations for over fifteen years.

Carl H. Lindner III and S. Craig Lindner expressed their appreciation for their father's accomplishments. He founded American Financial in 1959. With great vision and entrepreneurial ideas, the Company, under his direction, has become a leader in the specialty property and casualty and retirement annuity, supplemental insurance and life products businesses. AFG has grown to a nation-wide enterprise with over $21 billion in assets and a balance sheet that has never been stronger.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

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Contact:	Sandra W. Heimann	Web Sites:	www.afginc.com
	Vice President		www.GreatAmericanInsurance.com
(513) 579-2121